Exhibit 3.22

EXECUTION VERSION

BCP QUALTEK BUYER, LLC

(a Delaware Limited Liability Company)

LIMITED LIABILITY COMPANY AGREEMENT

May 15, 2018

LIMITED LIABILITY COMPANY AGREEMENT of BCP QUALTEK BUYER, LLC, dated and effective as of May 15, 2018 (this “Agreement”).

BCP QualTek Holdco, LLC (the “Member”) has formed BCP QualTek Buyer, LLC (the “Company”), as a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et sec. (the “Delaware Act”) that from and after the date hereof shall be governed by, and operated pursuant to, the terms and provisions of this Agreement.

ACCORDINGLY, the Member agrees as follows:

1.	Definitions.

The defined terms used in this Agreement shall, unless the context otherwise requires, have the meanings ascribed to them below.

“Agreement” shall have the meaning ascribed to it in the Preamble.

“Authorized Representative” shall have the meaning ascribed to it in Section 5(d). “Company” shall have the meaning ascribed to it in the Preamble.

“Delaware Act” shall have the meaning ascribed to it in the Preamble.

“Delaware Secretary of State” shall have the meaning ascribed to it in Section 5(d). “Member” shall have the meaning ascribed to it in the Preamble.

“Person” shall be construed broadly and shall include an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Units” shall have the meaning ascribed to it in Section 10(c).

2.	Name.

The name of the Company shall be BCP QualTek Buyer, LLC, or such other name as the Member may from time to time hereafter designate.

3.	Purpose.

The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Delaware Act and engaging in any and all activities necessary or incidental to the foregoing.

4.	Offices.

(a)The principal office of the Company, and such additional offices as the Member may determine to establish, shall be located at such place or places inside or outside the State of Delaware as the Member may designate from time to time.

(b)The registered office of the Company in the State of Delaware is located at 251 Little Falls Drive, Wilmington, Delaware, 19808, County of New Castle. The registered agent of the Company for service of process at such address is Corporation Service Company.

5.	Management of the Company; Officers; Formation.

(a)Subject to the delegation of rights and powers provided for herein, the Member shall have the sole right to manage the business of the Company and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company, unless otherwise provided in the Delaware Act or this Agreement.

(b)The Member may from time to time appoint such officers of the Company, to hold such positions and with such powers, as the Member from time to time shall deem necessary or desirable, and to remove such officers or any of them at any time with or without cause.

(c)On any matter that is to be voted on, consented to or approved by the Member, the Member may take such action without a meeting, without prior notice and without a vote, if a consent, in writing, setting forth the action so taken, shall be signed by the Member. Such consent shall be filed with the minutes of the proceedings of the Member.

(d)The Member hereby ratifies, confirms and approves any and all actions taken by A. James Como as an authorized representative within the meaning of the Delaware Act (an “Authorized Representative”), including, without limitation, the execution and filing on December 2, 2016 of the Certificate of Formation of the Company with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) for the purpose of forming the Company. Thereafter, A. James Como’s powers as an Authorized Representative ceased and the Member became the Authorized Representative to execute and file all certificates required or permitted to be filed with the Delaware Secretary of State (and any amendments and/or restatements thereof).

6.	Capital Contribution.

The Member has made contributions of capital to the Company as of the date hereof.  The Member shall not be obligated to make any further capital contributions to the Company but may, in its sole discretion, make additional capital contributions to the Company from time to time. Any and all capital contributions to the Company may be made by the Member in the form of cash or other assets.

7.	Allocation of Profits and Losses.

The Company’s profits and losses shall be allocated in a manner determined by the Member.

8.	Distributions.

Distributions of cash or property shall be made at such times and in such amounts as determined by the Member.

9.	Dissolution.

(a)Subject to the provisions of Section 9(b), the Company shall be dissolved and its affairs wound up and terminated upon the first to occur of the following:

(i)the determination of the Member to dissolve the Company; or

(ii)the withdrawal of the Member or the occurrence of any other event causing a dissolution of the Company under Section 18-801 of the Delaware Act.

(b)Upon dissolution of the Company, the Company’s affairs shall be promptly wound up. The Company shall engage in no further business except as may be necessary, in the reasonable discretion of the Member, to preserve the value of the Company’s assets during the period of dissolution and liquidation.

10.	Administrative Matters.

(a)The Member is the sole member of the Company. Accordingly, the Company shall be disregarded for U.S. federal income tax purposes and the assets and liabilities and items of income and gain and loss and deduction shall be treated as the assets and liabilities and items of income and gain and loss and deduction of the Member.

(b)Unless otherwise determined by the Member, the fiscal year of the Company shall be the calendar year.

(c)Unless the Member determines otherwise, the Company will not issue certificates representing the units of ownership interests in the Company (the “Units”). The Units and percentage owned by the Member are set forth on Annex I hereto. The Company is authorized to issue an unlimited number of Units. For the purposes of Article 8 of any Uniform Commercial Code, each Unit issued by the Company shall be deemed to be a “security,” as such term is defined in any Uniform Commercial Code.

11.	Admission of Additional Members.

One or more additional members of the Company may be admitted to the Company with the consent of the Member; provided, that no such consent shall be required to effectuate the addition of any lender to the Company as an additional member pursuant to the exercise by such lender of its rights under any pledge or security agreement between such lender and the Company.

12.	Limitation on Liability; Indemnification.

(a)Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated for any such debt, obligation or liability of the Company.

(b)The Company shall, to the fullest extent authorized by the Delaware Act, indemnify and hold harmless the Member from and against any and all claims and demands arising by reason of the fact that such Person is, or was, a member of the Company.

13.	Severability.

If any provision of this Agreement shall be determined to be illegal or unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

14.	Entire Agreement; Amendment.

(a)This Agreement and the other writings referred to herein contain the entire agreement with respect to the subject matter hereof and supersede all prior agreements and understandings with respect thereto.

(b)Except as otherwise provided in this Agreement or the Delaware Act, this Agreement may be amended only by the written consent of the Member to such effect.

15.	Governing Law; Jurisdiction.

(a)The law of the State of Delaware, without regard to its conflicts of law principles, shall govern the validity of this Agreement, the construction and interpretation of its terms, the organization and internal affairs of the Company and the limited liability of any member(s) and other owners.

(b)Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought only in the State of Delaware, and each of the Member, the Company and all subsequent members consent to the jurisdiction of such court (and of the appropriate appellate courts) in any such action or proceeding and waive any objection to venue laid therein.

IN WITNESS WHEREOF, the undersigned has duly caused this Agreement to be executed as of the date first written above.

BCP QUALTEK HOLDCO, LLC

By:	/s/ Andrew Weinberg
	Name:	Andrew Weinberg
	Title:	President

[Signature Page to BCP QualTek Buyer,LLC

Operating Agreement]

Annex I

Ownership of Units

Name of Owner	Number of Units	Ownership Percentage
BCP QualTek Holdco, LLC	100	100%